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                                                                     EXHIBIT 5.1

                                October 13, 1999

Board of Directors
Marketing Services Group, Inc.
333 Seventh Avenue
New York, New York 10001

Gentlemen:

    At your request, we have examined the Registration Statement on Form S-4 (No. 333-85233) filed by Marketing Services Group, Inc. (the "Company") with the Securities and Exchange Commission on August 13, 1999, and Amendment No. 1 thereto filed on October 13, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of such number of shares (the "Shares") of the common stock, par value $.01 per share, of the Company that will be issued at the closing of the transactions contemplated by the Agreement and Plan of Merger by and among the Company, GCG Merger Corp. and Grizzard Advertising Incorporated dated as of July 8, 1999. In our capacity as your counsel on matters of Nevada law, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares.

    It is our opinion that the Shares have been duly authorized and, when issued and delivered in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

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                                Sincerely,

                                McDONALD CARANO WILSON McCUNE
                                BERGIN FRANKOVICH & HICKS LLP

                                By:  /s/ ALVIN J. HICKS
                                     -----------------------------------------
                                     A Partner
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